Exhibit 99.1

International Electronics, Inc.

News Release

Contacts:

John Waldstein

President

781-821-5566 ext. 114

INTERNATIONAL ELECTRONICS, INC. REPORTS RESULTS

FOR THE SECOND QUARTER OF FISCAL 2007

REPORTS RECORD SIX-MONTH NET SALES AND PROFITABLE RESULTS

CANTON, MA, March 20, 2007 — International Electronics, Inc. (OTCBB: IEIB.OB) today reported financial results for its second quarter ended February 28, 2007.

Net sales for the three months ended February 28, 2007 were $4,191,146, a 19% increase from $3,509,998 for the same prior year period.  Income from operations for the second quarter of fiscal 2007 was $147,203 versus a loss of ($146,462) for the comparable 2006 period.  The net income for the second quarter of fiscal 2007 was $127,715, or $0.07 per basic share compared with a net loss of ($146,052), or ($0.08) per basic share, for the second quarter of fiscal 2006.

Net sales for the six-month period ended February 28, 2007 were $8,492,499, an increase of 23% from $6,878,958 for the same period of fiscal 2006.  Income from operations for the first six months of fiscal 2007 was $293,761, compared with a loss of ($405,593) for the prior fiscal year’s first six months.  The net income for the first six months of fiscal 2007 was $254,249, or $0.15 per basic share, compared with a net loss of ($402,452), or ($0.23) per basic share, for the same fiscal 2006 period.

Trailing twelve-month net sales were $15,734,520 for the period ending February 28, 2007, compared to $13,747,934 for the comparable twelve-month period through February 28, 2006, representing an increase of 14%.  Net income for the twelve months ended February 28, 2007 was $249,880 as compared with a loss of ($498,253) for the trailing twelve months ended February 28, 2006, a positive change of over $745,000 year over year.

John Waldstein, IEI President and CEO, commented, “Our operating results continue to demonstrate the positive impact of the strategic plan we have implemented over the past 2 years to enhance IEI’s position in the security market and, ultimately, the value of the company.  Our revenue growth reflects continued market demand for all of our product lines: our core security products, our eMerge Browser Management Security Platform and our PowerKey Wireless Industrial Fleet Management Products.

“Equally important as our revenue growth,” Waldstein added, “is the ongoing expansion and quality of our dealer channel and customer base.  We fully recognize that the markets we serve are growing and we have made the investments necessary to enable our product lines to meet that growth.  Together with IEI’s long-established reputation for quality in the security market, our product line features and dealer channels have positioned the Company to benefit further as reflected in the operating results we have begun to see.”

Waldstein continued, “These results continue to validate our recommendation not to accept Risco’s hostile tender offer price.  As set forth in the Company’s Schedule 14D-9, the reasons for the Company’s recommendation against the offer include the fact that the offer does not reflect the Company’s established position in the security market, the positive financial results achieved in recent quarterly operations, or the long-term value inherent in the strategic investments that the Company has made.”

The full text of the recommendation of IEI’s Board of Directors is contained in IEI’s Schedule 14D-9, which is available on the SEC’s website at www.sec.gov and on IEI’s website at www.ieib.com.

About International Electronics, Inc.
International Electronics, Inc. (IEI), an ISO9001:2000 certified manufacturer, designs, manufactures, markets and sells electronic access control equipment and browser-managed security platforms used in residential and commercial security systems and wireless access control and fleet management systems for industrial mobile asset applications.  IEI’s products include its Door-Gard™ and Secured Series™ access control lines, its LS line of integrated battery operated door locks, its eMerge™ browser-managed access and security management products and its line of PowerKey™ industrial access control and fleet management products.  IEI markets its security management and access control products to leading distribution and electronic security installation companies, and its PowerKey™ products directly to material handling equipment users worldwide.  For more information about IEI visit www.ieib.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements in this press release referring to the expected future plans and performance of IEI are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to:  the loss of one of IEI’s large customers or the cancellation or deferral of purchases of IEI’s products; the loss of one of IEI’s distribution partners or the failure of the partner to devote adequate resources to the sale of our products; changes in general economic conditions; limitations imposed by IEI’s limited financial resources; IEI’s dependence on certain key employees; any failure by IEI to successfully select, develop, manufacture and market new products or enhance its existing products; fluctuations in IEI’s sales and operating results; IEI’s ability to successfully compete; the expense resulting to IEI from future investments and acquisitions and IEI’s ability to integrate acquired products, technologies or businesses; IEI’s ability to protect its intellectual property rights; the reliability of offshore production undertaken by IEI; IEI’s dependence upon sole source suppliers for certain key components; the risks associated with international sales; and the limited market for IEI’s common stock and the volatility of its share price.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. These risk factors are identified in our Form 10-QSB for the quarter ending November 30, 2006, which is on file with the Securities and Exchange Commission.

Additional Information and Where to Find It
IEI advises its shareholders to read carefully IEI’s solicitation/recommendation statement on Schedule 14D-9, regarding the tender offer referred to in this press release, because it will contain important information. Shareholders may obtain a free copy of the solicitation/recommendation statement on the SEC’s web site at www.sec.gov or on IEI’s web site at www.ieib.com.

INTERNATIONAL ELECTRONICS, INC.
Financial Highlights (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three Months Ended		Six Months Ended
	2/28/07	2/28/06	2/28/07	2/28/06
Net sales	$4,191,146	$3,509,998	$8,492,499	$6,878,958
Gross profit	1,922,587	1,645,496	3,835,869	3,078,114
Income/(loss) from operations	147,203	(146,462)	293,761	(405,593)
Income/(loss) before income taxes	127,715	(146,052)	254,249	(402,452)
Net income/(loss)	$127,715	$(146,052)	$254,249	$(402,452)
Net income/(loss) per share:
Basic	$0.07	$(0.08)	$0.15	$(0.23)
Diluted	$0.07	$(0.08)	$0.14	$(0.23)
Shares used in computing basic net income/(loss) per share:	1,740,014	1,738,931	1,739,470	1,738,314
Shares used in computing diluted net income/(loss) per share:	1,807,576	1,738,931	1,782,796	1,738,314

CONDENSED CONSOLIDATED BALANCE SHEETS

	2/28/07	8/31/06
ASSETS
Cash and cash equivalents	$1,117,749	$948,573
Other current assets	3,517,002	3,444,813
Total current assets	4,634,751	4,393,386
Property and equipment, net	555,699	646,763
Other assets	9,722	20,722
	$5,200,172	$5,060,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$3,141,066	$3,280,926
Total shareholders’ equity	2,059,106	1,779,945
	$5,200,172	$5,060,871

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